Exhibit (m)(iii) under Form N-1A
                                            Exhibit 1 under Item 601/ Reg. S-K

                                  EXHIBIT C
                                    to the
                                     Plan


                      Federated Income Securities Trust

                Federated Fund for U.S. Government Securities
                                Class C Shares



      This Plan is adopted by Federated Income Securities Trust with respect to the Class of Shares of the portfolio(s) of the Trust set forth above.

      In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .75 of 1% of the average aggregate net asset value of the Class C Shares of the Federated Fund for U.S. Government Securities held during the month.

      Witness the due execution hereof this 1st day of September, 2002.

                                    FEDERATED INCOME SECURITIES TRUST



                                    By:   /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President